 Exhibit 99.1

Julian Ross

From:	JONES, VICKI
Sent:	Monday, April 6, 2015 4:08 PM
To:	Julian Ross
Subject:	OxySure Board Seat

Categories:	Red Category

Hi Julian,

I wanted to inform you that my workload continues to expand due to merger integration work and another highly sensitive special project I have been asked to lead. Due to these demands I must be realistic about my inability to invest time in understanding and supporting your business objectives.

This email serves as my resignation from the Board of Directors of OxySure, effective immediately. Thank you for your leadership and passion for growing and expanding your company. I could not be more sincere in wishing you the greatest success now and in the future. You have a very important product that needs to be in the hands of more people.

Fond regards,

Vicki

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